    As filed with the Securities and Exchange Commission on November 20, 1996
                                                      Registration No. 333-_____

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               Java Centrale, Inc.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

            California                                        68-0268780
  -------------------------------                        -------------------
  (State or other jurisdiction of                         (I.R.S. Employer
   incorporation or organization)                        Identification No.)

             1610 Arden Way, Suite 145, Sacramento, California 95814
             -------------------------------------------------------
                    (Address of Principal Executive Offices)

                          Common Stock Purchase Warrants
                          ------------------------------
                            (Full title of the Plan)

                                Steven J. Orlando
                   Vice President and Chief Financial Officer
             1610 Arden Way, Suite 145, Sacramento, California 95814
             -------------------------------------------------------
                     (Name and address of agent for service)

                                 (916) 568-2310
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                              Proposed         Proposed
 Title of                     Maximum          Maximum
Securities      Amount        Offering         Aggregate         Amount of
  to be         to be          Price           Offering         Registration
Registered    Registered     per Share (1)      Price (1)            Fee
--------------------------------------------------------------------------------
Common
 Stock (2)    1,300,000       $0.71875          $934,375            $284
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of determining the registration fee, based, in accordance with Rule 457(h), on the average of high and low prices at which the Registrant's Common Stock was sold on November 15, 1996.

(2) Pursuant to Rule 416, there are also being registered such additional shares as may be required for issuance pursuant to the anti-dilution provisions of the Warrants described herein.

     Please send copies of all communications to:


                           Philip S. Boone, Jr., Esq.
                         Rosenblum, Parish & Isaacs, PC
                        555 Montgomery Street, 15th Floor
                         San Francisco, California 94111

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


ITEM 3.   Incorporation of Documents by Reference.

     The Registrant hereby incorporates by reference: (a) the Registrant's Annual Report on Form 10-K ("Annual Report") for the fiscal year ending
March 31, 1996, the Company's Quarterly Report on Form 10-Q for the quarters ended June 30 and September 30, 1996, and (b) all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the Annual Report referred to in section (a) above.


ITEM 4.   Description of Securities

     4.1 COMMON STOCK. The Registrant herein incorporates by reference (i) the description of the Registrant's no par value common stock (the "Common Stock") contained in its Registration Statement on Form S-1 (Registration
No. 33-76528) filed on March 17, 1994, and (ii) any amendment or report filed for the purpose of updating such description.

     The securities being registered hereby consist of 1,300,000 shares of Common Stock which may be obtained by the holders of the Warrants described in paragraph 4.2 below (the "Warrants") upon exercise thereof by the holders of such Warrants. Pursuant to Rule 416, there are also being registered such additional shares of the Registrant's Common Stock as may be required for issuance pursuant to the anti-dilution provisions of such Warrants.

     4.2 STOCK PURCHASE WARRANTS. The securities being registered hereby include all of the shares of Common Stock which may be obtained upon exercise of the Warrants, the terms of which are described in paragraph 4.2.1 below, but do not include any of the Warrants themselves. The Warrants were issued by the Registrant to Richard D. Shannon, the Registrant's Chairman of the Board ("Mr. Shannon"), Gary C. Nelson, its President ("Mr. Nelson"), Steven J. Orlando, its Vice President and Chief Financial Officer ("Mr. Orlando") and Edward T. Peabody, the President of Paradise Bakery, Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant ("Mr. Peabody" and, together with Messrs. Shannon, Nelson and Orlando, the "Warrant Holders"), in the form of four separate but substantively identical Stock Purchase Warrants.

     4.2.1 TERMS OF THE WARRANTS. (a) The Warrants issued to Messrs. Shannon, Nelson, and Orlando (the "Officers' Warrants") are each dated September 30, 1996 and provide for the issuance, upon payment of the Warrant exercise price of Seventy-Five Cents ($0.75) per share, of Four Hundred Thousand (400,000) shares of Registrant's Common Stock. The Officers' Warrants are exercisable at any time prior to 5:00 PM, California time, on September 30, 2000. The number of shares which may be issued and the Warrant exercise price applicable to the Officers' Warrants are both subject to adjustment in certain circumstances, as described in paragraph 4.2.1(c) below.

     (b) The Warrant issued to Mr. Peabody (the "Peabody Warrant") is dated January 1, 1996. The Peabody Warrant provides for the issuance, upon payment of the Warrant exercise price of Two Dollars and Seventy-Five Cents ($2.75) per share, of One Hundred Thousand (100,000) shares of Company Common Stock. The Peabody Warrant is exercisable at any time prior to 5:00 PM, California time, on December 31, 2000. The number of shares which may be issued under the Peabody Warrant and the Warrant exercise price are both subject to adjustment in certain circumstances, as described in paragraph 4.2.1(c) below.

     (c) Both the number of shares of Common Stock which may be obtained upon exercise of the Warrants and the exercise price per share are subject to adjustment in the event that the outstanding shares of the Company's Common Stock are increased or decreased through a stock split, stock dividend, stock consolidation, or otherwise, without consideration to the Company. If such an event takes place, an appropriate and proportionate adjustment must be made in the number and kind of shares as to which the unexercised portion of the Warrants may be exercised, and a corresponding adjustment must also be made to the exercise price per share of Common Stock attributable to any unexercised portion of the Warrants.

     (d) Each of the Warrants described herein was issued in the form of one single non-transferrable Warrant, representing the right to purchase from the Registrant up to 400,000 shares of Common Stock for each of Messrs. Shannon, Nelson and Orlando, and up to 100,000 shares of Common Stock for Mr. Peabody, as partial compensation for the respective services of the Warrant Holders to the Company as employees and as a partial incentive to encourage the Warrant Holders to remain with the Company in the future. None of the services in question were rendered in connection with the offer or sale of any securities in a capital-raising transaction.


ITEM 5.   Interests of Named Experts and Counsel

          Not Applicable.


ITEM 6.   Indemnification of Directors and Officers

     Article V of the Registrant's Amended and Restated Articles of Incorporation (the "Articles") provides that the liability of directors of the Registrant for monetary damages is eliminated to the fullest extent permissible under California law.

     Article VI of the Registrant's Articles provides that the Registrant is authorized to indemnify its directors and officers to the fullest extent permissible under California law.

     Article VI of the Registrant's Amended Bylaws (the "Bylaws") provides, with certain qualifications, that the Registrant shall have the power to indemnify any person, who is or is threatened to be made a party to proceeding by reason of the fact that he or she is or was an officer, director, employee, or agent of the Registrant, for all costs, expenses and other amounts actually and reasonably incurred in connection with such proceeding. The foregoing indemnification is conditioned upon a finding, by either (i) the uninterested members of the Registrant's Board of Directors, (ii) its shareholders, (iii) independent legal counsel in a written opinion, or (iv) the court in which the proceeding is or was pending, that the person seeking indemnification was acting in good faith and in a manner reasonably believed to be in the best interests of the Registrant, or in the case of a criminal proceeding that he or she had no reasonable cause to believe that his or her conduct was unlawful.

     As authorized by the foregoing Article and Bylaw provisions, the Registrant and each of its directors and executive officers individually have entered into Indemnification Agreements whereby the Registrant agreed to indemnify such individuals against any claims or expenses that they may incur as a result of serving the Registrant in those or other capacities, provided that the person seeking indemnification was acting in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, or in the case of a criminal proceeding that he or she had no reasonable cause to believe that his or her conduct was unlawful. Additionally, the Registrant has entered into separate Indemnification Agreements, with the Registrant's principal corporate shareholder and the corporation which holds all of that company's stock, which provide similar indemnification against claims and expenses arising out of those relationships and certain consulting arrangements between those entities and the Registrant.


ITEM 7.   Exemption from Registration Claimed

     At the present time, each of the Warrants (including additional shares which may be issued pursuant to the Warrants' anti-dilution provisions described in paragraph 4.2.1(c) above) have been granted and are outstanding, but none of such Warrants have been exercised, in whole or in part. Because each of the Warrant Holders (a) are knowledgeable and sophisticated in financial and securities matters, (b) are senior executive officers and/or directors of the Company, and therefore had access to comprehensive information about the Registrant, and to the Registrant's management, at the time their respective Warrants were issued, and (c) negotiated the terms and conditions of their respective Warrants directly with the Registrant in private transactions, the Registrant believes that the Warrants were, and the underlying Common Stock will be, issued in transactions which are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act") pursuant to the exemption provided by Section 4(2) of the Act.

ITEM 8.   Exhibits.

     4.1 Stock Purchase Warrant, dated September 30, 1996, issued by the Registrant to Richard D. Shannon

     4.2 Stock Purchase Warrant, dated September 30, 1996, issued by the Registrant to Gary C. Nelson

     4.3 Stock Purchase Warrant, dated September 30, 1996, issued by the Registrant to Steven J. Orlando

     4.4 Stock Purchase Warrant, dated January 1, 1996, issued by the Registrant to Edward T. Peabody

     5.        Opinion of Rosenblum, Parish & Isaacs, PC

     24.1      Consent of Grant Thornton, LLP
               Independent Public Accountant

     24.2      Consent of Rosenblum, Parish & Isaacs, PC
               (see Exhibit 5 hereto).


ITEM 9.   Undertakings.

     (a)  The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on November 18, 1996.

                                             JAVA CENTRALE, INC.


                                             By: /S/ GARY C. NELSON
                                                 ------------------------------
                                                 Gary C. Nelson
                                                  President
                                                  (Principal Executive Officer)


                                             By: /S/ STEVEN J. ORLANDO
                                                 ------------------------------
                                                 Steven J. Orlando
                                                  Vice President and
                                                  Chief Financial Officer
                                                  (Principal Financial and
                                                  Accounting Officer)




     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard D. Shannon, Gary C. Nelson, and Steven J. Orlando, and each of them, as his or her true and lawful agent and attorney-in-fact, with full power of substitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said agents and attorneys-in-fact, or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said agents and attorneys-in-fact, and either of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.



                   [SIGNATURES COMMENCE ON THE FOLLOWING PAGE]

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURES                 TITLE                 DATE
          ----------                 -----                 ----


/S/ KEVIN R. BAKER                  Director          November 18, 1996
-----------------------------
  Kevin R. Baker



/S/ LYLE P. EDWARDS                 Director          November 18, 1996
-----------------------------
  Lyle P. Edwards



/S/ GARY C. NELSON                  Director and      November 18, 1996
-----------------------------       President
  Gary C. Nelson



/S/ RICHARD D. SHANNON              Director          November 18, 1996
-----------------------------
  Richard D. Shannon

                              INDEX TO EXHIBITS

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------


4.1 Stock Purchase Warrant, dated September 30, 1996, issued by the Registrant to Richard D. Shannon

4.2 Stock Purchase Warrant, dated September 30, 1996, issued by the Registrant to Gary C. Nelson

4.3 Stock Purchase Warrant, dated September 30, 1996, issued by the Registrant to Steven J. Orlando

4.4 Stock Purchase Warrant, dated January 1, 1996, issued by the Registrant to Edward T. Peabody

5.        Opinion of Rosenblum, Parish & Isaacs, PC

24.1      Consent of Grant Thornton, LLP,
          Independent Public Accountant

24.2      Consent of Rosenblum, Parish & Isaacs, PC
          (see Exhibit 5 hereto).